Exhibit 99.7
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 26, 2017

Thank you, Steve and good morning everyone.

Yesterday, we announced our results for the third quarter of 2017. For the quarter, the Company reported revenues of $974 million and earnings per share of $0.43, compared to revenues of $1.1 billion and EPS of $0.55 for the third quarter of 2016.

During the third quarter, we added railcars to our wholly-owned lease fleet with a value of $161 million and invested $19 million in capital expenditures across our manufacturing businesses and at the corporate level.

We completed the $42 million purchase of a trench shoring business during the third quarter, which expands our presence in that infrastructure-related market.

During the third quarter, we sold a portfolio of $155 million of leased railcars through our RIV platform to a new investor.

Our strong balance sheet provides a great deal of financial flexibility that allows us to be operationally flexible and opportunistic during challenging market conditions. At the end of the third quarter, our available committed liquidity position was nearly $2.4 billion, which includes our cash, cash equivalents and short-term marketable securities as well as our available credit facilities.

In our press release yesterday, we provided fourth quarter EPS guidance of $0.35 to $0.45 and increased the full year 2017 earnings guidance to $1.41 to $1.51, compared to our full year 2017 guidance of $1.10 to $1.30 that we provided last quarter. The increase in our guidance reflects third quarter results, an increased level of leased railcar sales for the year, fees that we expect to record in the fourth quarter in our Leasing Group, and better visibility with respect to fourth quarter operations.

In 2017, we continue to anticipate total Company revenues, excluding sales of leased railcars, of approximately $3.5 billion.

We expect our Rail Group to deliver approximately 18,000 railcars in 2017, which implies approximately 5,800 railcars in the fourth quarter. We anticipate revenues of $610 million with an operating margin of 11.5% to 12.0% in the fourth quarter. This leads to full year 2017 Rail Group revenues of just over $2 billion with an operating margin of approximately 10%, an improvement from our previous guidance of 9.5%.

In the fourth quarter, at the consolidated company level, we expect to eliminate $230 million of the Rail Group’s revenues and defer $30 million of operating profit due to sales to our leasing company. For the full year, we still expect to eliminate $690 million of revenues and defer $90 million of operating profit from these sales.

We anticipate fourth quarter Energy Equipment Group revenues of $195 million with an operating margin of 4.5%, primarily due to a significantly lower level of wind tower revenues recorded in the quarter caused by the timing of customer deliveries, as indicated on our last earnings call. For the full-year, we now expect 2017 revenues of $935 million, with an operating margin of 9.5% for the Energy Equipment Group.

We expect fourth quarter revenues of $115 million and an operating margin of 8% for the Construction Products Group. This results in full-year revenues of $500 million for this Group, with an operating margin of 13% in 2017.

For the Inland Barge Group, we expect revenues of $30 million and an operating loss of $2 million in the fourth quarter. The full year expectations are for revenues of $155 million and a slightly improved margin of 2.5% during 2017.

We anticipate our Leasing Group will record 2017 leasing and management revenues of $195 million in the fourth quarter with an operating profit of $85 million. These figures include $0.07 per share, after-tax, from a negotiated fee related to an order termination for leased railcars. For the full year, we now expect leasing and management revenues of $745 million with operating profit of $340 million, both higher than our previous guidance. The increase in guidance primarily reflects higher advisory and management fees and the order termination fee. These figures exclude sales of leased railcars.

We now expect total proceeds from sales of leased railcars of between $425 million and $475 million during 2017. While some railcars with leases are sold directly from the production line, our sales of leased railcars generally are sold from our lease fleet, which emphasizes the importance of our pool of readily available railcars - these include our unencumbered leased railcars as well as those in our warehouse facility. Year-to-date proceeds from sales of leased railcars have totaled $254 million, which implies fourth quarter proceeds of between $170 million and $220 million.

At the end of the third quarter, the loan-to-value on our wholly-owned lease fleet was 27%. We realize this is low as compared to a stand-alone leasing business. This is due our strong cash flows from operations and sales of leased railcars over the last few years. This has greatly enhanced our financial flexibility during the downturn and a period of complex litigation. The unencumbered lease fleet has been an efficient way to generate earnings without incurring additional interest expense. In the long-term, we expect to increase the leverage of the leasing business as we find strategic opportunities to deploy capital.

Our full-year 2017 EPS guidance also includes the following corporate-level assumptions:
•Corporate expenses of between $145 million and $155 million;
•A reduction of 3 cents per share due to the two-class method of accounting, compared to calculating Trinity’s EPS directly from the face of the income statement;
•A reduction of 6 cents per share due to our non-controlling interest in the partially-owned lease fleet;
•Dilution from the convertible notes of 3 cents per share, based on the current stock price; and
•A tax rate of approximately 36%.

In terms of investment, we expect manufacturing and corporate capital expenditures in the range of $80 million to $95 million in 2017. During economic downturns, we plan for a level of capital expenditures that will keep our plants and corporate infrastructure well-maintained, as well as making investments that provide the foundation for future growth.

We anticipate adding approximately $740 million of leased railcars to our wholly-owned fleet during 2017, which includes new additions as well as a modest level of secondary market purchases. The net investment in our wholly-owned lease fleet, after netting the proceeds from sales of leased railcars and deferred profit from new additions, is expected to be between $190 million and $240 million.

In our press release yesterday, we introduced 2018 EPS guidance of $0.90 to $1.25. We anticipate deliveries of approximately 20,000 railcars in 2018, approximately 65% of which were in our backlog at the end of the third quarter. The railcars that are in our backlog that we expect to deliver in 2018 have lower pricing than those that we will deliver in 2017. Our earnings guidance reflects the continued level of uncertainty and softer pricing, reflecting supply and demand conditions for products in many of our businesses. Our guidance also includes the profit from sales of leased railcars to our RIV platform of an expected $250 million to $350 million as compared to the $425 million to $475 million that we expect in 2017.

We are providing full year guidance for next year earlier than in prior years. We thought it would be helpful to provide some insight into our current expectations, given the uncertainties in our markets. While pricing for the products in many of our businesses’ markets remains challenging, we are focused on cost reductions to achieve margin enhancement. The guidance we provided for 2018 assumes that our level of legal expenses remains in line with 2017’s level, due to the dynamic nature of the legal process and the various matters still pending. However, we are hopeful that these expenses will decline during 2018 as we are successful in reducing the litigation matters.

In the past, we have found several levers to improve on our expectations of operating performance - we will seek out and execute on these opportunities throughout the year. We will provide updates on our progress and updates to our guidance each quarter as we have more insight into 2018.

As we indicated in our press release yesterday, actual results in 2017 and 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” disclosed in our 10-K.

We place a high priority on financial flexibility and balance sheet strength. In a difficult and challenging earnings environment over the last two years, we have enhanced our available liquidity to $2.4 billion.

In prior economic down cycles, we have found assets and businesses available for acquisition at distressed prices. With the high amount of available capital in the market seeking investment opportunities, acquisition valuations have generally remained elevated. However, if we identify a highly strategic opportunity, we may be a willing buyer.

We have confidence that we are in a strong position today to deploy capital in a strategic manner to create long-term shareholder value. The Trinity management team and Board of Directors have always considered the Company’s strategic options through the lens of advancing the long-term interests of our shareholders. This continues to be the case today.

Trinity has a strong track-record of performance over economic cycles. We have also demonstrated that we have the resources, talent and abilities to continue to identify and execute strategies that generate shareholder value. I am confident we will continue to deliver these types of results.

Our operator will now prepare us for the question and answer session.

-- Q&A Session --